Exhibit (h)(viii)

Amendment to The Laudus

Master Fund Accounting and Services Agreement

This Amendment to Master Fund Accounting and Services Agreements (the “Amendment”), effective as of April 30, 2021, is by and among each Fund (as defined below) and State Street Bank and Trust Company, a Massachusetts trust company (the “Accounting Agent”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Accounting Agreements (as defined below).

Witnesseth:

Whereas, the investment companies identified on Appendix A hereto (the “Laudus Funds”, ”Fund” or “Funds”) and the Accounting Agent entered into that certain Master Fund Accounting and Services Agreements dated as of October 1, 2005 (the “Laudus Accounting Agreement” or “Agreement”), pursuant to which the Accounting Agent provides certain fund accounting services to such Laudus Funds; and

Whereas, the Laudus Funds and the Accounting Agent desire to amend the Laudus Accounting Agreement as more particularly set forth below.

Now Therefore, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.             Section 2.3 of the Agreement is hereby deleted in its entirety and replaced with the following Section 2.3:

“SECTION 2.3 DELEGATION. The Accounting Agent shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Funds. The Accounting Agent shall be responsible for the acts and omissions of any such Delegate so employed as if the Accounting Agent had committed such acts and omissions itself. The Accounting Agent shall be responsible for the compensation of its Delegates.”

2.             Subsection (v) of subsection b. (Restrictions on Use) of Section 11.8 (CONFIDENTIALITY) of the Laudus Accounting Agreement is hereby deleted and replaced with the following:

“(v)	it will restrict dissemination of Fund Confidential Information to Accounting Agent’s regulatory authorities as required to comply with such regulatory authorities' request or order, and to Accounting Agent’s examiners, auditors, directors and legal counsel to the extent Accounting Agent believes the same is reasonably required provided that Accounting Agent makes reasonable effort to notify such parties as to the confidential nature of the Fund Confidential Information.”

3.             A new subsection (vi) is hereby added to subsection b. (Restrictions on Use) of Section 11.8 of the Laudus Accounting Agreement as follows:

“(vi)	Nothwithstanding the foregoing, in connection with the provision of the services and the discharge of its other obligations under this Agreement, the Accounting Agent (which term for purposes of this paragraph includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Accounting Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. Except as expressly contemplated by this Agreement, nothing in this paragraph shall limit the confidentiality and data-protection obligations of the Accounting Agent and its Affiliates under this Agreement and applicable law. The Accounting Agent shall cause any Affiliate, agent or service provider to which it has disclosed Fund Confidential Information pursuant to this subsection (vi) to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.”

3.              In Section 11.9 (NOTICES) of the Laudus Accounting Agreement, the notice information is deleted in its entirety and replaced with the following notice information:

“To any Fund:	[NAME OF FUND] 211 Main Street San Francisco, California 94105 Attention: Jonathan de St Paer Telephone: 415- 667-7345

With a copy to:	David Lekich, Secretary 211 Main Street San Francisco, California 94105 Telephone: 415-667-0660

To the Accounting Agent:	STATE STREET BANK AND TRUST COMPANY Channel Center One Iron Street Boston, Massachusetts 02110 Attention: Louis D. Abruzzi, Senior Vice President Telephone: 617-662-0300”

4.             Except as modified hereby, all other terms and conditions of the Laudus Accounting Agreement shall remain in full force and effect.

5.             This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

Signature Page

In Witness Whereof, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

EACH OF THE ENTITIES SET FORTH ON APPENDIX A HERETO

By:	/s/ Mark D. Fischer
Name:	Mark D. Fischer
Title:	Treasuer and Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Kathy MacVarish
Name:	Kathy MacVarish
Title:	Senior Vice President

APPENDIX A

TO

MASTER FUND ACCOUNTING AND SERVICES AGREEMENT

MANAGMENT INVESTMENT COMPANIES AND PORTFOLIOS THEREOF, IF ANY

Company	Fund
Laudus Trust (a Massachusetts business trust)
Laudus U.S. Large Cap Growth Fund